U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 3

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

________________________________________________________________________________
1.   Name and Address of Reporting Person

     Hallmark Cards, Incorporated
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   (Last)                            (First)              (Middle)

     2501 McGee
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                                    (Street)

     Kansas City                     Missouri               64108
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   (City)                            (State)                (Zip)

________________________________________________________________________________
2.   Date of Event Requiring Statement (Month/Day/Year)

     5/9/00
________________________________________________________________________________
3.   IRS or Social Security Number of Reporting Person (Voluntary)


________________________________________________________________________________
4.   Issuer Name and Ticker or Trading Symbol

     Crown Media Holdings, Inc.; NASDAQ - CRWN
________________________________________________________________________________
5.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [_]  Director                             [X]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)


________________________________________________________________________________
6.   If Amendment, Date of Original (Month/Day/Year)


________________________________________________________________________________
7.   Individual or Joint/Group Filing  (Check Applicable Line)

     [ ]  Form filed by One Reporting Person

     [X]  Form filed by More than One Reporting Person

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             Table I -- Non-Derivative Securities Beneficially Owned
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
                                                                 3. Ownership Form:
                                      2. Amount of Securities       Direct (D) or
1. Title of Security                     Beneficially Owned         Indirect (I)       4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                            (Instr. 4)                 (Instr. 5)            (Instr. 5)
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

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   Class A common stock,                  160,400                     D
   par value $0.01
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

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
                                             (Print or Type Responses)

                                             (Over)                 Page 1 of 3

              Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                        5. Owner-
                                                    3. Title and Amount of Securities                      ship
                                                       Underlying Derivative Securities                    Form of
                         2. Date Exercisable           (Instr. 4)                                          Derivative
                            and Expiration Date     ---------------------------------    4. Conver-        Security:
                            (Month/Day/Year)                               Amount           sion or        Direct      6. Nature of
                         ----------------------                            or               Exercise       (D) or         Indirect
                         Date       Expira-                                Number           Price of       Indirect       Beneficial
1. Title of Derivative   Exer-      tion                                   of               Derivative     (I)            Ownership
   Security (Instr. 4)   cisable    Date            Title                  Shares           Security       (Instr. 5)     (Instr. 5)
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

Class B commmon stock,                           Class A common stock,
par value $0.01 (1)       N/A       N/A          par value $0.01          30,670,422         $0        I     By Hallmark
                                                                                                             Entertainment, Inc.(2)
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
Explanation of Responses:

(1) Pursuant to the terms of the Issuer's Amended and Restated Certificate of Incorporation, each share of Class B common stock is convertible into one share of Class A common stock at the option of the holder thereof, or upon certain transfers of such stock.
(2)  Hallmark Cards, Incorporated owns 100% of Hallmark Entertainment, Inc.


HALLMARK CARDS, INCORPORATED

By: /s/ Judith C. Whittaker                                  May 19, 2000
---------------------------------------------            -----------------------
Name:  Judith C. Whittaker                                      Date
Title:  Vice President
      **Signature of Reporting Person


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
     See 10 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, See Instruction 6 for procedure.

                                   ATTACHMENT



     Pursuant to Rules 16a-1(a)(3) and 16a-3(j) of the Securities Exchange Act of 1934 and General Instruction 5(b)(v) of Form 3, the undersigned hereby executes this attachment as a joint filer with respect to the foregoing Initial Statement of Beneficial Ownership of Securities (Date of Event Requiring Statement - 5/09/00; Designated Filer - Hallmark Cards, Incorporated) regarding certain shares of Class A Common Stock of Crown Media Holdings, Inc.


     HALLMARK ENTERTAINMENT, INC.
     1325 Avenue of the Americas
     New York, NY  10019

     By: /s/ Judith C. Whittaker
     -----------------------------
     Name: Judith C. Whittaker
     Title: Vice President



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